Exhibit 23.1

CONSENT AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of our report dated September 22, 2011 (except with respect to our opinion on the financial statements insofar as it relates to the effects of the changes in accounting for oil and gas operations discussed in Notes 2 and 3, as to which the date is October 21, 2011; and, insofar as it relates to the effects of the changes in stockholders’ equity to give effect to the recapitalization of Black Rock Capital, Inc. due to its merger with Red Mountain Resources, Inc. as discussed in Note 12, as to which the date is December 2, 2011), relating to the financial statements of Black Rock Capital, LLC, and our report dated May 20, 2011 relating to the carve-out financial statements of Properties Acquired From MSB Energy, Inc. On June 1, 2010 and October 1, 2010 and to the reference to our Firm under the caption “Experts” in the Prospectus.

L J Soldinger Associates, LLC

Deer Park, Illinois

December 2, 2011